News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112

Woodward Reports Fourth Quarter and Fiscal Year 2008 Results

Fort Collins, Colo., November 19, 2008—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its fourth quarter and fiscal year 2008. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

•	Record sales for the quarter of $350.5 million, up 21 percent over last year.

•	Earnings per share for the quarter of $0.50 compared with last year’s $0.51, which included a $0.15 per share favorable tax adjustment.

•	Cash generated from operations during the quarter was $40 million, down from $61 million for the prior year.

•	Operating earnings increased to $50.9 million, up 42 percent from $35.8 million last year.

Annual Highlights

•	Record annual sales of $1.26 billion, up 21 percent from last year.

•	Record earnings per share for the year of $1.75, an increase of 26 percent from $1.39 last year.

•	Cash generated from operations during the year was $125.4 million, a 6 percent increase from the prior year.

•	Operating earnings were up 38 percent to $183.6 million compared to the prior year.

Net sales for the quarter were $350.5 million, up 21 percent from $290.8 million for the fourth quarter of last year. Net earnings for the quarter were $34.4 million, or $0.50 per share, compared with $36.0 million, or $0.51 per share, in last year’s fourth quarter. Last year’s fourth quarter included a favorable tax adjustment of $10.3 million, or $0.15 per share. Approximately one quarter of the 21 percent sales growth was attributed to favorable impacts of foreign exchange rates. Exchange rates had a favorable, but insignificant, effect on net earnings.

- more -

Net sales for the year were $1.26 billion, up 21 percent from $1.04 billion for the prior year. Net earnings for the year were $121.9 million, or $1.75 per share, compared with $98.2 million, or $1.39 per share, in the previous year.

“Our business showed continued strength through our fiscal fourth quarter. We took advantage of two continuing trends in our markets—the increasing global need for both energy efficiency and emissions reductions,” said Chairman and Chief Executive Officer Thomas A. Gendron.

Quarterly Segment Results

Turbine Systems

Turbine Systems’ segment net sales for the fourth quarter were $163.8 million, an increase of 14 percent from $143.8 million for the fourth quarter a year ago. Segment earnings for the fourth quarter increased 36 percent to $28.7 million from $21.0 million for the same quarter a year ago. Segment earnings as a percent of sales were

17.5 percent this quarter compared to 14.6 percent in the same quarter for the prior year. Our sales performance reflected generally strong demand for our OEM offerings in the industrial and aerospace turbine markets, including our recently introduced control systems for business jets. Compared to the prior year, earnings benefited from leverage on the increased sales volume. Relative to recent quarters, a stronger mix of OEM aerospace products affected segment earnings as a percent of sales.

Engine Systems

Engine Systems’ segment net sales for the fourth quarter were $128.5 million, an increase of 3 percent from $124.7 million for last year’s fourth quarter, supported by demand for our control systems for large, natural gas-powered, on-highway vehicles and our offerings in the marine market. Segment earnings for the quarter decreased

16 percent to $14.4 million from $17.2 million for the same period a year ago. Segment earnings as a percent of sales were 11.2 percent this quarter compared to 13.8 percent in the same quarter last year, largely due to normal quarterly fluctuations in product mix and the declining impact of increased costs associated with product moves mentioned in earlier quarters. Foreign exchange rates accounted for the majority of the sales growth quarter-over-quarter but had an insignificant impact on earnings.

- more -

Electrical Power Systems

Electrical Power Systems’ segment net sales for the fourth quarter were $89.7 million, an increase of 64 percent from $54.6 million for the fourth quarter a year ago. Segment earnings for the quarter increased to $14.8 million from $5.1 million for the same quarter a year ago. Segment earnings as a percent of sales increased to 16.5 percent this quarter compared to 9.3 percent for the same quarter last year. In this segment, without the effects of exchange rates, growth was approximately 53 percent. Once again this quarter, growth occurred in both our wind turbine inverter and power generation and distribution markets, with growth in wind continuing at an exceptional pace. Earnings increased primarily due to sales volume and related leverage, improved manufacturing efficiency and favorable currency translation.

Nonsegment

Nonsegment expenses for the quarter were $7.0 million down from $7.6 million last year, decreasing to 2.0 percent of sales for the quarter, from 2.6 percent of sales last year.

Annual Segment Results

Turbine Systems

Turbine Systems’ segment net sales for the year were $595.8 million, an increase of 14 percent from $523.8 million in the prior year. Segment earnings for the year increased 33 percent to $116.2 million compared to $87.4 million in the prior year. Segment earnings as a percent of sales were 19.5 percent for the year compared to 16.7 percent for the prior year.

Engine Systems

Engine Systems’ segment net sales for the year were $499.3 million, an increase of 10 percent from $455.2 million for last year. Segment earnings for the year decreased 1 percent to $56.5 million compared to $57.0 million last year. Segment earnings as a percent of sales decreased to 11.3 percent for the year compared to

12.5 percent for the prior year.

- more -

Electrical Power Systems

Electrical Power Systems’ segment net sales increased 60 percent for the year to

$289.3 million from $181.4 million in the prior year. The sales growth increase of

60 percent consists of 55 percent organic growth and 5 percent inorganic growth. Segment earnings increased 108 percent to $42.3 million, or 14.6 percent of sales, from $20.3 million, or 11.2 percent of segment sales, for last year.

Nonsegment

Nonsegment expenses for the year decreased to 2.5 percent of sales, or $31.3 million, from 3.0 percent of sales, or $31.7 million, last year.

Cash Flow and Financial Position

Net cash provided by operating activities was $125.4 million for the year compared with $117.7 million for fiscal year 2007. Capital expenditures for the year were

$41.1 million, including $3.6 million purchased on account, compared with

$32.0 million last year. The ratio of debt to debt-plus-equity was 7 percent at September 30, 2008 compared to 11 percent at September 30, 2007. During fiscal year 2008, share purchases of treasury stock amounted to $39.8 million. Pursuant to the Board of Directors’ September 2007 three-year share repurchase authorization,

$168.1 million remains available.

As previously announced on October 1, Woodward acquired MPC Products. During October 2008, Woodward issued a total of $400 million of long-term debt to finance the acquisition. On October 6, Woodward also acquired MotoTron Corporation for approximately $17 million. Neither the financing nor the acquisition of MPC and MotoTron are reflected in these financial statements.

Outlook

The economy over the last several months has been significantly impacted by financial institution credit crises ultimately impacting the broader credit markets and the financing available to many companies, both in the U.S. and abroad. More significantly to Woodward, at the moment, the rapid weakening of the euro and the British pound coupled with our continuing growth in Europe is having a pronounced impact on our outlook for 2009.

-more-

Preparation for the impacts of market fluctuations has been a strategic objective for a number of years and Woodward is well positioned to maintain liquidity and relative profitability in the event of potential sales declines. We have been investing more broadly both regionally and across our markets to reduce specific risk with respect to any one economy or market. Our focus on energy control and optimization across a wide range of applications and resources mitigates fluctuations in any one area. Further, our products are key components of critical infrastructure projects where government funding may supplement private financing. We are focusing on our core competencies to better serve our customers, driving improvements in the cash conversion cycle, reducing operating costs in many areas, and have locked in favorable long-term financing.

At this time, our order volumes indicate a modest increase in sales volumes in 2009. However, the significant effects of rapidly weakened European currencies may offset this increase. We now anticipate organic sales to be flat to slightly up with overall sales, including our recent acquisitions, to be approximately $1.4 to $1.5 billion and related earnings per share of $1.65 to $1.90.

Conference Call

Woodward will hold an investor conference call at 6:00 p.m. EST on Wednesday, November 19, 2008 to provide an overview of the financial performance for the fourth quarter and fiscal 2008, business highlights, and outlook for fiscal year 2009. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-225-4091 (domestic) or 1-703-639-1128 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1299787. An audio replay will be available by telephone from 10:00 p.m. EST November 19, 2008 until 11:59 p.m. EST on November 21, 2008. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international); reference access code 1299787.

-more-

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; the outcome of the investigation by the U.S. Department of Justice regarding certain pricing practices of MPC Products Corporation prior to 2006; Woodward’s ability to reduce its expenses in proportion to any sales shortfalls; the ability of Woodward’s suppliers to meet their obligations, Woodward’s ability to integrate acquisitions and costs related thereto; Woodward’s ability to operate its business and pursue business strategies in the light of certain restrictive covenants in its outstanding debt documents; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008.

-more-

Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D	S T A T E M E N T S O F E A R N I N G S
	Three Months Ended			Year Ended
	September 30,			September 30,
(Unaudited - in thousands except per share amounts)	2008	2007	2008	2007
Net sales	$350,541	$290,765	$1,258,204	$1,042,337

Costs and expenses:
Cost of goods sold	249,834	208,849	882,996	728,820
Selling, general, and administrative expenses	29,318	26,979	115,399	111,297
Research and development costs	20,013	18,383	73,414	65,294
Amortization of intangible assets	1,571	1,640	6,830	7,496
Interest expense	865	1,046	3,834	4,527
Interest income	(650)	(2,041)	(2,120)	(3,604)
Other, net	(1,088)	(877)	(4,059)	(3,481)

Total costs and expenses	299,863	253,979	1,076,294	910,349

Earnings before income taxes	50,678	36,786	181,910	131,988
Income taxes	(16,251)	(752)	(60,030)	(33,831)

Net earnings	$34,427	$36,034	$121,880	$98,157

Earnings per share amounts:
Basic	$0.51	$0.53	$1.80	$1.43
Diluted	$0.50	$0.51	$1.75	$1.39

Weighted-average number of shares outstanding:
Basic	67,486	68,518	67,564	68,489
Diluted	69,462	70,667	69,560	70,487

Cash dividends per share	$0.060	$0.055	$0.235	$0.215

Notes: A two-for-one stock split was approved by shareholders at the 2007 annual meeting of shareholders on January 23, 2008. The stock split became effective for shareholders at the close of business on February 1, 2008. The number of shares reported in these condensed consolidated financial statements has been updated from amounts reported prior to February 1, 2008, to reflect the effects of the split.

Net earnings for the fourth quarter of 2007 included tax adjustments netting to $10.3 million primarily due to favorable resolutions of issues with tax authorities.

- more -

Woodward Governor Company and Subsidiaries
C O N D E N S E D	C O N S O L I D A T E D	B A L A N C E S H E E T S
		September 30,	September 30,
(Unaudited - in thousands)		2008	2007
Assets
Current assets:
Cash and cash equivalents		$109,833	$71,635
Accounts receivable		178,128	152,826
Inventories		208,317	172,500
Income taxes receivable		—	9,461
Deferred income taxes		25,128	23,754
Other current assets		16,649	8,429

Total current assets		538,055	438,605
Property, plant, and equipment-net		168,651	158,998
Goodwill		139,577	141,215
Other intangibles-net		66,106	73,018
Deferred income taxes		6,208	11,250
Other assets		8,420	6,681

Total assets		$927,017	$829,767

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings		$4,031	$5,496
Current portion of long-term debt		11,560	15,940
Accounts payable		65,427	57,668
Income taxes payable		2,235	—
Accrued liabilities		85,591	83,890
Total current liabilities		168,844	162,994
Long-term debt, less current portion		33,337	45,150
Deferred income taxes		27,513	19,788
Other liabilities		67,695	57,404

Total liabilities		297,389	285,336
Stockholders’ equity		629,628	544,431

Total liabilities and stockholders’ equity		$927,017	$829,767

- more -

Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D	STATEMENTS OF CASH	FLOW
	Year Ended
	September 30,
(Unaudited - in thousands)	2008	2007
Net cash provided by operating activities	$125,354	$117,718

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(35,289)
Payments for purchase of property, plant, and equipment	(37,516)	(31,984)
Proceeds from disposal of assets	1,607	225

Net cash used in investing activities	(35,909)	(67,048)

Cash flows from financing activities:
Cash dividends paid	(15,872)	(14,747)
Proceeds from sales of treasury stock	9,440	7,856
Purchases of treasury stock	(39,801)	(50,952)
Excess tax benefits from stock compensation	15,355	9,788
Net payments on revolving lines of credit	(1,465)	(2,760)
Payments of long-term debt	(16,257)	(15,681)
Proceeds from cash flow hedge	108	—
Payment of debt financing costs	(412)	—
Net cash used in financing activities	(48,904)	(66,496)

Effect of exchange rate changes on cash and cash equivalents	(2,343)	3,743

Net change in cash and cash equivalents	38,198	(12,083)
Cash and cash equivalents, beginning of period	71,635	83,718

Cash and cash equivalents, end of period	$109,833	$71,635

- more -

   Woodward Governor Company and Subsidiaries
     SELECTED  FINANCIAL  INFORMATION

                                                                         Three Months Ended                                              Year Ended
                                                                         September 30,                                                 September 30,

   (Unaudited - in thousands)                                  2008                     2007                           2008                2007

   Segment net sales:

   Turbine Systems                                          $    163,843                     $143,767                  $595,774          $     523,842

       Engine Systems                                      128,539                      124,690                   499,318                455,200

       Electrical Power Systems                             89,748                        54,601                  289,294                181,366

   Segment earnings:

   Turbine Systems                                                28,687                       21,036                   116,196                 87,353

       Engine Systems                                       14,423                       17,224                    56,471                 56,984

       Electrical Power Systems                             14,785                        5,092                    42,303                 20,294

   Earnings reconciliation:

   Total segment earnings                                         57,895                       43,352                   214,970                164,631

       Nonsegment expenses                                  (7,002)                      (7,561)                  (31,346)   (31,720)
--------------------------------                    -----------------------   ------------------------            -------------    -------

       Operating earnings                                   50,893                       35,791                   183,624                132,911

       Interest expense and income, net                       (215)                         995                    (1,714)      (923)
---------------------------------------------       -----------------------   ------------------------            -------------    -------

       Consolidated earnings before

     income taxes                                          $      50,678                $      36,786                  $181,910              $ 131,988
=================                                   =======================   ========================            =============    =====================

Capital expenditures                                               $16,008                    $9,317        $41,099                                           $31,984

Depreciation expense                                                 6,704                     4,737         28,620                                            25,428
====================                   ====================================   ======================   ============   ===============================================

	Three Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2008	2007	2008	2007
Sales Reconciliation*:
Turbine Systems	$163,843	$143,767	$595,774	$523,842
Engine Systems	128,539	124,690	499,318	455,200
Electrical Power Systems	89,748	54,601	289,294	181,366
Less intersegment sales	(31,589)	(32,293)	(126,182)	(118,071)

Total external sales	$350,541	$290,765	$1,258,204	$1,042,337

Earnings Reconciliation:
Turbine Systems	$28,687	$21,036	$116,196	$87,353
As a percent of segment sales	17.5	14.6	19.5	16.7
Engine Systems	14,423	17,224	56,471	56,984
As a percent of segment sales	11.2	13.8	11.3	12.5
Electrical Power Systems	14,785	5,092	42,303	20,294
As a percent of segment sales	16.5	9.3	14.6	11.2

Total segment earnings	57,895	43,352	214,970	164,631
Nonsegment expenses	(7,002)	(7,561)	(31,346)	(31,720)
Interest expense and income, net	(215)	995	(1,714)	(923)

Consolidated earnings before income taxes	$50,678	$36,786	$181,910	$131,988

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

- more -

Woodward Governor Company and Subsidiaries
R E C O N C I L I A T I O N O F N E T E A R N I N G S T O			O P E R A T I N G		E A R N I N G S	A N D E B I T D A
	Three Months Ended			Year Ended
	September 30,			September 30,
(Unaudited - in thousands)	2008		2007	2008	2007
Net earnings	$34,427		$36,034	$121,880	$98,157
Income taxes	16,251		752	60,030	33,831
Interest expense	865		1,046	3,834	4,527
Interest income		(650)	(2,041)	(2,120)	(3,604)

OPERATING EARNINGS	50,893		35,791	183,624	132,911
Amortization of intangible assets	1,571		1,640	6,830	7,496
Depreciation expense	6,704		4,737	28,620	25,428

EBITDA	$59,168		$42,168	$219,074	$165,835

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. Management uses EBITDA in reviewing compliance with its debt covenants and in evaluating capital structure impacts of various strategic scenarios.

- end -